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                                                                    EXHIBIT 99.A
                           [CARL THOMPSON ASSOCIATES]


                                    * NEWS *

FOR IMMEDIATE RELEASE:     Wednesday, December 9, 1998

CONTACT: Alvyn A. Schopp                    Michele Hartley, Account Executive
         CEO                                Wayne Brown, Sr. Vice President
         T-NETIX, Inc.                      Carl Thompson Associates
         (303) 790-9111                     (800) 959-9677


                   T-NETIX NAMES NEW CHIEF EXECUTIVE OFFICER,
               CHAIRMAN AL SCHOPP, T-NETIX CFO AND INMATE CALLING
                           SERVICE DIVISION PRESIDENT,
     BECOMES CEO; DANIEL CARNEY, PIZZA HUT CO-FOUNDER, ASSUMES CHAIRMANSHIP


ENGLEWOOD, CO -- T-NETIX, Inc. (Nasdaq NMS:TNTX), a leading provider of specialized call processing and fraud control software technologies, announced that effective immediately, Alvyn A. Schopp, 40, currently the company's chief financial officer, has been named chief executive officer. Schopp has been with the company since 1993. He replaces Tom Huzjak, who resigned today as chief executive officer and chairman of the board of directors. Schopp will continue as president of the company's T-NETIX Inmate Calling Service Division.

Daniel Carney, 68, co-founder and former chairman of Pizza Hut, and a member of the T-NETIX board since 1991, has accepted the chairmanship of the T-NETIX board. The company noted that the board reached a severance agreement with Huzjak valued at approximately one year's salary, likely to be taken as a one-time expense in the second quarter of fiscal year 1999 ended January 31, 1999.

"We appreciate the contributions Tom has made, and acknowledge the company's progress and revenue growth under his leadership," said Schopp. "However, the company is undergoing a strategic refocusing, with an emphasis on our core capabilities and an increase in profitability. As a result of these changes in strategic and operating philosophies, there was a mutual agreement to part company."

                                     (more)
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Schopp continued: "In the coming weeks, we will concentrate on corporate strategies and actions designed to capitalize on our strengths. Our goal for 1999 and beyond is to generate improved returns on our invested capital, and to enhance shareholder value."

Based in Englewood, Colorado, T-NETIX provides specialized call processing services, particularly for correctional institutions, and fraud prevention services utilizing the SpeakEZ process to the telecommunications industry including AT&T, Bell Atlantic, US WEST, SBC Communications, Inc., GTE and other call providers.

T-NETIX notes that actual results may differ from the forward-looking statements made above which involve risks and uncertainties discussed more completely in the T-NETIX, Inc. Annual Report on Form 10-K and the T-NETIX, Inc.
Quarterly Reports on Form 10-Q.

Editor's note: Electronic file containing a picture of Al Schopp is available.

   Note: News releases and other information on T-NETIX, Inc. can be accessed at no charge at www.ctaonline.com/ir/tnetix.htm
                      or www.T-NETIX.com on the Internet.

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